CONFIRMING STATEMENT

     This Confirming Statement confirms that the undersigned, The Cyrus Tang Revocable Trust Dated March 7, 1997, by its sole Trustee, has authorized and designated Vytas Ambutus as the undersigned’s attorney-in-fact (the “Attorney-in-Fact”) to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of SigmaTron International, Inc. (Nasdaq: SGMA) (the “Company”).

     Such authority of the Attorney-in-Fact shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Attorneys-in-Fact are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date: October 7, 2003

CYRUS TANG REVOCABLE TRUST DATED MARCH 7, 1997

By:	/s/ Cyrus Tang Cyrus Tang Its Sole Trustee